Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 1700 K St NW Washington, D.C. 20006 o: 202.973.8800
March 4, 2022
BlackSky Technology Inc.
13241 Woodland Park Road, Suite 300
Herndon, Virginia 20171
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by BlackSky Technology Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration for resale under the Securities Act of 1933, as amended, of an aggregate of 5,513,686 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), all of which may be issued pursuant to the vesting and settlement of outstanding restricted stock units granted under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”). As the Company’s legal counsel, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and resale of the Shares to be issued under the 2014 Plan.
It is our opinion that the Shares, when issued and sold in the manner referred to in the 2014 Plan and pursuant to the agreements that accompany the 2014 Plan, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, P.C.